Exhibit 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OR EXERCISE OF THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

BIOFRONTERA INC.

WARRANT TO PURCHASE SERIES B-3 CONVERTIBLE PREFERRED STOCK

Warrant No.: [_]	Number of Warrant Shares: [___]

Date of Issuance:	February 22, 2024 (“Issuance Date”)

Expiration Date:	The earlier of (i) 5 days following the date of completion of (A) the Company’s public announcement of (I) at least 95% of the Company’s territory managers, medical science liaisons, and reimbursement employees are using the Company’s customer relationship management system routinely or on a performance improvement plan and (II) the Company’s revenue for the period starting on January 1, 2024 and ending no earlier than April 30, 2024 excluding revenue from related parties (including Biofrontera AG) is at least 5% higher than the Company’s revenue excluding revenue from related parties (including Biofrontera AG) for the corresponding period of the same length, starting on January 1, 2023, which announcement shall be made promptly after certification by the Company’s board of directors that such targets have been completed, and (B) the approval by the Company’s stockholders of the Proposals (as defined below), and (C) the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the resale of the Common Stock (as defined below) underlying all shares of Series B-3 Preferred Stock (as defined below) and (ii) February 22, 2027 (“Expiration Date”).

Biofrontera Inc., a Delaware corporation (the “Company”), certifies that, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, ______, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Series B-3 Convertible Preferred Stock (including any Warrants to Purchase Series B-3 Convertible Preferred Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the Exercisability Date, but not after 5:30 p.m., New York Time, on the Expiration Date, Warrant Shares (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 15. This Warrant is one of the warrants to purchase the Series B-3 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B-3 Preferred Stock”) issued pursuant to that certain Securities Purchase Agreement, dated as of February 19, 2024 by and between the Company and investors named therein (the “Securities Purchase Agreement”).

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (but not as to fractional shares), by delivery of a written notice (which may be by facsimile or email), in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds (a “Cash Exercise”). The Holder shall not be required to surrender this Warrant in order to effect an exercise hereunder; provided, that in the event of an exercise of this Warrant for all Warrant Shares then issuable hereunder, this Warrant is surrendered to the Company’s transfer agent by the second Trading Day following the date on which the Company’s transfer agent for the Warrants and Preferred Stock (“Transfer Agent”) has received the Exercise Notice. Within one Trading Day following the date of exercise as aforesaid, the Holder shall deliver the Aggregate Exercise Price for the shares specified in the applicable Exercise Notice by wire transfer or cashier’s check drawn on a United States bank. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required, except as may be required by the Company’s transfer agent. On or before the first Trading Day following the date on which the Company or the Transfer Agent has received the Exercise Notice, the Company or the Transfer Agent shall transmit by email or facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Transfer Agent. The Company or the Transfer Agent shall deliver any objection to the Exercise Notice on or before the first Trading Day following the date on which the Company or the Transfer Agent has received the Exercise Notice. In the event of any discrepancy or dispute, the records of the Company and the Transfer Agent shall be controlling and determinative in the absence of manifest error. On or before the earlier of (i) the second Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the date on which the Holder has delivered to the Company a duly completed and executed Exercise Notice (the “Share Delivery Date”) and the Aggregate Exercise Price, the Company or its Transfer Agent shall, upon the request of the Holder, issue and register such aggregate number of shares of Series B-3 Preferred Stock to which the Holder is entitled pursuant to such exercise in book-entry form in the name of such Holder thereof in accordance with the instructions delivered to the Transfer Agent by the Company. Upon delivery of the Exercise Notice and the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the book-entry accounts evidencing such Warrant Shares. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Principal Market with respect to the Common Stock as in effect on the date of delivery of the Exercise Notice.

If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Transfer Agent shall as soon as practicable and in no event later than ten Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 7(e)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable based on the income of the Holder or in respect of any transfer involved in the registration of any book-entry accounts for Warrant Shares or Warrants in a name other than that of the Holder or an affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

If the Company shall fail for any reason or for no reason to register Warrant Shares in the Holder’s account for such number of Warrant Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant, then the Holder shall be entitled, but not required, to rescind the applicable previously submitted Exercise Notice and the Company or the Transfer Agent shall return all consideration paid by Holder for such shares upon such rescission. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments to the Holder in lieu of issuance of the Warrant Shares.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $1,000 per share of Series B-3 Preferred Stock, subject to adjustment as provided herein.

(c) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

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2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment upon Subdivision or Combination of Shares of Series B-3 Preferred Stock or Common Stock. If the Company at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Series B-3 Preferred Stock or Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Series B-3 Preferred Stock or Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Par Value. Notwithstanding anything to the contrary in this Warrant, in no event shall the Exercise Price be reduced below the par value of the Series B-3 Preferred Stock.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a) any Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which (i) the numerator shall be the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company’s Board of Directors) applicable to one share of Common Stock, and (ii) the denominator shall be the Weighted Average Price of the shares of Common Stock on the Trading Day immediately preceding such record date; and

(b) the number of Warrant Shares shall be increased to a number of shares equal to the number of shares of Common Stock issuable upon conversion of the Warrant Shares immediately prior to the close of business on the record date fixed for the determination of holders of shares of Common Stock entitled to receive the Distribution multiplied by the reciprocal of the fraction set forth in the immediately preceding paragraph (a).

4. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time prior to the Expiration Date, the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock issuable upon conversion of the Warrant Shares (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding, the Company shall enter into or be party to a Fundamental Transaction, then the Company (or the successor entity) shall purchase this Warrant and all other outstanding Warrants from the Holders by paying to the Holders cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of each Warrant on the effective date of such Fundamental Transaction. For the sake of clarity, such calculation shall assume full exercisability of this Warrant (e.g. without regard to any limitations on the exercise of this Warrant).

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5. RESERVATION OF WARRANT SHARES.

(a) The Company covenants that it will at all times after the Exercisability Date reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Series B-3 Preferred Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of shares of Series B-3 Preferred Stock which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive or any other contingent purchase rights of Persons other than the Holder. The Company covenants that all shares of Series B-3 Preferred Stock so issuable and deliverable shall be, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, duly authorized, validly issued and fully paid and nonassessable. The Company will take all such actions as may be reasonably necessary to ensure that such shares of Series B-3 Preferred Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Series B-3 Preferred Stock may be listed. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B-3 Preferred Stock not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B-3 Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(b) As soon as practicable following the Issuance Date, but not more than 30 days thereafter, the Company shall file a preliminary proxy statement for a vote of its stockholders to approve (i) the issuance of all Common Stock upon conversion of the Series B Preferred Stock and (ii) the issuance of the Warrant Shares upon exercise of the Warrants (collectively, “Proposals”). The Company shall, as soon as practicable following notification from the staff of the Securities and Exchange Commission that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, file and mail a definitive proxy statement for the vote of its stockholders to approve the Proposals. The Company covenants and agrees that its Board of Directors shall unanimously recommend that the Proposals be approved by the Company’s stockholders at all meetings in which such Proposals are considered and promptly file the necessary amendments to the Company’s certificate of incorporation after the Proposals are approved. If the Company’s stockholders do not approve such Proposals at the first meeting in which they are voted on by stockholders, the Company covenants and agrees that it will submit the Proposals for approval of the Company’s stockholders at least semi-annually until such approval is obtained.

6. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. REGISTRATION AND REISSUANCE OF WARRANTS.

(a) Registration of Warrant. The Company or its Transfer Agent shall register this Warrant, upon the records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and its Transfer Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company and its Transfer Agent shall also register any transfer, exchange, reissuance or cancellation of any portion of this Warrant in the Warrant Register.

(b) Transfer of Warrant. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by applicable securities laws. Subject to applicable securities laws, if this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company or its Transfer Agent, as directed by the Company, together with all applicable transfer taxes, whereupon the Company will, or will cause its Transfer Agent to, forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(e)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 7(e)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. The acceptance of the new Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the new Warrant that the Holder has in respect of this Warrant.

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(c) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (which shall not include the posting of any bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company or its Transfer Agent, as directed by the Company, shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(e)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(d) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company or its Transfer Agent, as directed by the Company, together with all applicable transfer taxes, for a new Warrant or Warrants (in accordance with Section 7(e)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that the Company or its Transfer Agent, as directed by the Company, shall not be required to issue Warrants for fractional shares of Series B-3 Preferred Stock hereunder.

(e) Issuance of New Warrants. Whenever the Company or its Transfer Agent, as directed by the Company, is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant shall (i) be of like tenor with this Warrant, (ii) represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(b) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Series B-3 Preferred Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) have an issuance date, as indicated on the face of such new Warrant, which is the same as the Issuance Date and (iv) have the same rights and conditions as this Warrant.

(f) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

8. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with the information set forth in the Warrant Register. The Company shall give written notice to the Holder (i) reasonably promptly following any adjustment of the Exercise Price, setting forth in reasonable detail the calculation of such adjustment and (ii) at least ten days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided, that in each case, the Company will only be required to provide such information to the Holder if such information shall have been made known to the public prior to or in conjunction with such notice being provided to the Holder.

9. AMENDMENT AND WAIVER. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

10. LIMITATION OF LIABILITY. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Warrant Shares or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

11. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

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12. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

13. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via email or facsimile within five Trading Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within five Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two Trading Days thereafter submit via email or facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than 20 Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The expenses of the investment bank and accountant will be borne by the Company unless the investment bank or accountant determines that the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares by the Holder was incorrect by more than 25%, in which case the expenses of the investment bank and accountant will be borne by the Holder.

14. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to seek an injunction restraining any breach. Notwithstanding the foregoing or anything else herein to the contrary, if the Company is for any reason unable to issue and deliver Warrant Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.

15. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request and (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction.

(b) “Bloomberg” means Bloomberg Financial Markets.

(c) “Common Stock” means (i) the Company’s shares of Common Stock, $0.001 par value per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(d) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(e) “Eligible Market” means the NYSE MKT LLC, The New York Stock Exchange, Inc., The Nasdaq Stock Market, or the OTC Bulletin Board®.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Exercisability Date” means the date that all Proposals have been approved by the requisite stockholders of the Company; provided, however, in the event of a Fundamental Transaction prior to obtaining shareholder approval of the Proposals, the first Trading Day following the closing of the Fundamental Transaction shall be deemed the Exercisability Date; provided, further, that treatment of this Warrant in the event of a Fundamental Transaction is addressed in Section 4(b) above.

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(h) “Fundamental Transaction” means that (A) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (in which the Company is not the surviving corporation) another Person or the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving Person immediately after such merger or consolidation, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination) or (B) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(i) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(j) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k) “Principal Market” means (i) The Nasdaq Capital Market, or (ii) if the Nasdaq Capital Market is not the principal trading market for the Common Stock, then the principal securities exchange or securities market on which the Common Stock is then traded.

(l) “Securities Act” means the Securities Act of 1933, as amended.

(m) “Trading Day” means any day on which the Common Stock is traded on the Principal Market.

(n) “Warrant Shares” means that number of fully paid and nonassessable shares of Series B-3 Preferred Stock equal to the quotient of (i) the Holder’s Subscription Amount pursuant to the Securities Purchase Agreement divided by (ii) the Exercise Price, which Exercise Price is subject to adjustment as provided herein.

(o) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Series B-3 Convertible Preferred Stock to be duly executed as of the Issuance Date set out above.

BIOFRONTERA INC.

By:
Name:
Title:

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EXHIBIT A

EXERCISE NOTICE

To be Executed by the Registered Holder to Exercise This

Warrant to Purchase Series B-3 Convertible Preferred Stock

BIOFRONTERA INC.

The undersigned holder hereby exercises the right to purchase __________ of the shares of Series B-3 Convertible Preferred Stock (“Warrant Shares”) of Biofrontera Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Series B-3 Preferred Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Exercise Price. The Holder intends that payment of the Exercise Price shall be made as a cash exercise under Section 1(a).

2. Cash Exercise. The Holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder ___________ Warrant Shares in accordance with the terms of the Warrant.

DATED:
(Signature must conform in all respects
to name of the Holder as specified on
the face of the Warrant)

Registered Holder

Address:

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